Exhibit 99.1

Mobile Infrastructure Reports First Quarter 2025 Financial Results

First Quarter 2025 Revenue was Stable Year-over-Year, Adjusting for a $0.6 Million First Quarter 2024 Benefit from 2023 Revenue Recognition

Higher Contract Parking Volumes Reflect Management Focus on Increased Utilization

Portfolio Optimization Program Underway

Reaffirms Full Year Guidance

BEEP Shares to Begin Trading on Nasdaq on May 23

Conference Call Will be Held on May 13, 2025, at 8:00 AM Eastern Time

CINCINNATI—(BUSINESSWIRE)—Mobile Infrastructure Corporation (NYSE American: BEEP), (“Mobile”, “Mobile Infrastructure” or the “Company”), owners of a diversified portfolio of parking assets throughout the United States, today reported results for the first quarter of 2025 ended March 31, 2025.

Commenting on the results, Manuel Chavez III, Chief Executive Officer, said, “While year-over-year financial comparisons were exacerbated by several asset-specific headwinds, there were several bright spots in our seasonally slowest first quarter. Our focus on driving utilization yielded a sequential 4.1% increase in contract parking volumes at similar rates to those of the 2024 fourth quarter. When sustained, higher utilization should lead to longer-term pricing power. Additionally, return-to-office trends are gaining momentum in our markets, and year-to-date corporate parking inquiries have increased compared to the same period last year. Although adverse weather conditions and certain location-specific obstacles led to lower transient volumes in the quarter, transient rates were up sequentially and year-over-year, reflecting the strength of our strategy to position our core assets near multiple demand drivers. RevPAS*, excluding our Detroit location—which is one of our largest core assets and only converted to a management contract in mid-2024—was $184 in the first quarter, slightly ahead of last year’s $183. The conversion of our locations to management contracts from lease agreements will continue to bring incremental revenue consistency and greater predictability to our results.

“First quarter Net Operating Income was constrained by several factors, including a lower number of special events and reduced attendance at those events, construction-related impacts at several of our locations, and an acceleration of certain costs that occur early in the year, as well as costs associated with enhanced security around select assets. We expect to see improvement in these areas in the upcoming quarters, enabling us to achieve our guidance for Net Operating Income of $23.5 million to $25.0 million for full year 2025.”

First Quarter 2025 Highlights

●	Total revenue was $8.2 million
●	Net loss was $4.3 million
●	NOI* was $4.5 million
●	Adjusted EBITDA* was $2.7 million
●	Same location RevPAS* was $184.00, excluding our Detroit location

*An explanation of these items and reconciliation of non-GAAP financial measures are presented later in this press release.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Financial Results

Total revenue of $8.2 million during the first quarter of 2025 decreased by 6.7% from $8.8 million in the prior-year quarter. During the first quarter of 2024, under the percent rent lease structure that we are phasing out in favor of management contracts, we recognized a nonrecurring $0.6 million benefit related to cash collections from operators in 2024 pertaining to parking used in 2023. Excluding this benefit, first quarter 2025 was flat year-over-year. Total property taxes and operating expenses for the first quarter of 2025 were $3.8 million, as compared to $3.4 million during the same period in 2024.

General and administrative expenses for the first quarter of 2025 was $1.9 million, which included $0.7 million of non-cash compensation, compared to $3.0 million during the same period in 2024, which included $1.8 million of non-cash compensation.

Interest expense for the first quarter of 2025 was $4.6 million compared to $3.0 million in the first quarter of 2024, associated with higher debt balances resulting from the use of our line of credit for the redemption of preferred stock and share repurchases.

Net loss was $4.3 million, up from $3.0 million in the comparable prior-year period.

Net Operating Income (“NOI”), defined by the Company as total revenues less property taxes and operating expenses, was $4.5 million for the first quarter of 2025, down from $5.4 million in the prior year period. Adjusted EBITDA was $2.7 million for the first quarter of 2025, a decrease from $3.5 million in the prior year period. In the first quarter of 2024, Net Operating Income and Adjusted EBITDA included a $0.6 million benefit from 2023 due to the change from percent rent lease structures, which resulted in revenue reported based on cash receipts from operators in accordance with the lease agreements, to management contracts, which results in revenue reported in the period in which our parking facilities are used.

Excluding the Company’s Detroit location, which converted to a management contract in mid-2024, same location Revenue Per Available Stall (“RevPAS”), which calculates parking revenue per stall for the comparable portfolio of assets under management contracts year-over-year, was $184 for the first quarter of 2025, compared to $183 in the first quarter of 2024.

Balance Sheet, Cash Flow, and Liquidity

At March 31, 2025, the Company had $16.2 million in cash, cash equivalents and restricted cash. As of March 31, 2025, total debt outstanding, including outstanding borrowings under the credit facility, line of credit and notes payable, was $214.1 million, compared to total debt outstanding of $192.1 million as of March 31, 2024.

Summary and Outlook**

“Our management team remains focused on increasing utilization across our parking portfolio and driving growth in Net Operating Income. At the end of the first quarter and into April, we have experienced improved contract parking demand trends in several of our markets, and we are currently submitting many more proposals than at this time last year, although pricing sensitivity for monthly commercial parking is a factor.

“In addition to more favorable return-to-office dynamics, the conversion of downtown office buildings into residential rentals in Cincinnati has positively impacted our adjacent locations. Similar conversion projects underway in other Midwestern cities are expected to drive increased utilization going forward.

“These factors underpin our outlook for 2025 and our confidence in achieving our full year 2025 guidance for Net Operating Income ranging from $23.5 million to $25.0 million, revenues of $37.0 million to $40.0 million, and Adjusted EBITDA of $16.5 million to $18.0 million. This guidance does not include any potential asset sales or acquisitions.

“In the first quarter we accelerated the pace of our three-year asset rotation strategy, which involves divesting non-core assets and re-populating our portfolio with fewer, larger parking assets that have multiple demand drivers and higher net operating income opportunities. We estimate the total value of our identified non-core assets at approximately $100 million.

“Mobile Infrastructure’s share price is substantially below our $7.25 per share NAV. Given the value of our assets and confidence in our asset repositioning strategy, we repurchased approximately 82,000 shares in the first quarter for an aggregate cost of approximately $265,000, or an average price of $3.23 per share,” noted Mr. Chavez.

**The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. Please see Discussion and Reconciliation of Non-GAAP Measures later in this press release for further discussion. Additional information regarding the Company’s Net Asset Value per share is presented later in this press release.

Shares to Transfer to Nasdaq

We’re pleased to announce that the Company has been approved for listing on Nasdaq under the symbol “BEEP.” Listing on the Nasdaq is expected to commence on May 23, 2025. The Company’s common stock will continue to trade on the NYSE American until the market close on May 22, 2025.

Manuel Chavez, Chief Executive Officer of the Company, commented, “As part of our strategy to increase our visibility, we are transferring our listing to the Nasdaq. As we continue to build out our business, we are confident transferring to the Nasdaq will enhance our liquidity and attract a broader shareholder base,” Mr. Chavez concluded.

First Quarter 2025 Conference Call and Webcast Information

Mobile will hold a conference call to discuss its first quarter 2025 results and full year 2025 outlook on Tuesday, May 13, 2025, at 8:00 a.m. ET. To participate on the day of the call, dial 1-866-652-5200, or internationally 1-412-317-6060, approximately ten minutes before the call and tell the operator you wish to join the Mobile Infrastructure Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Mobile Infrastructure website at Q1 2025 Earnings Webcast. For those who are unable to listen to the live broadcast, an archived webcast will be available approximately two hours after the conclusion of the call, through August 13, 2025, on the Investor Relations website under “IR Calendar” under “News & Events”.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that are not historical facts (including any statements concerning our net operating income and revenue projections, our assessment of various trends impacting our economic performance, the effects of implementation of strategic model changes, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon the Company’s current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on operations and future prospects include, but are not limited to the fact that we previously incurred and may continue to incur losses, we may be unable to achieve our investment strategy or increase the value of our portfolio, our parking facilities face intense competition, which may adversely affect our revenues, we may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan, and other risks and uncertainties discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Committee from time to time.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this press release, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements made after the date of this press release, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this press release, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this press release will be achieved.

About Mobile Infrastructure Corporation

Mobile Infrastructure Corporation is a Maryland corporation. The Company owns a diversified portfolio of parking assets throughout the United States. As of March 31, 2025, the Company owned 40 parking facilities in 20 separate markets throughout the United States, with a total of 15,100 parking spaces and approximately 5.2 million square feet. The Company also owns approximately 0.2 million square feet of retail/commercial space adjacent to its parking facilities. Learn more at www.mobileit.com.

Mobile Contact

David Gold

Lynn Morgen

beepir@advisiry.com

(212) 750-5800

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of March 31, 2025	As of December 31, 2024
	(unaudited)
ASSETS
Investments in real estate
Land and improvements	$157,922	$157,922
Buildings and improvements	259,939	259,750
Construction in progress	—	13
Intangible assets	10,063	10,063
	427,924	427,748
Accumulated depreciation and amortization	(40,096)	(38,018)
Total investments in real estate, net	387,828	389,730

Cash	11,617	10,655
Cash – restricted	4,534	5,164
Accounts receivable, net	3,488	3,516
Note receivable	—	3,120
Other assets	2,064	2,877
Total assets	$409,531	$415,062
LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$185,388	$185,921
Line of credit	28,691	27,238
Accounts payable and accrued expenses	9,508	10,634
Accrued preferred distributions and redemptions	914	596
Earn-Out liability	565	935
Due to related parties	470	467
Total liabilities	225,536	225,791

Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 1,889 and 1,949 shares issued and outstanding, with a stated liquidation value of $1,889,000 and $1,949,000 as of March 31, 2025 and December 31, 2024, respectively	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 17,075 and 18,165 shares issued and outstanding, with a stated liquidation value of $17,075,000 and $18,165,000 as of March 31, 2025 and December 31, 2024, respectively	—	—
Preferred stock Series 2, $0.0001 par value, 60,000 shares authorized, 46,000 issued and converted (stated liquidation value of zero as of March 31, 2025 and December 31, 2024)	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 40,491,674 and 40,376,974 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	2	2
Warrants issued and outstanding – 2,553,192 warrants as of March 31, 2025 and December 31, 2024	3,319	3,319
Additional paid-in capital	305,081	306,718
Accumulated deficit	(143,946)	(140,056)
Total Mobile Infrastructure Corporation Stockholders’ Equity	164,456	169,983
Non-controlling interest	19,539	19,288
Total equity	183,995	189,271
Total liabilities and equity	$409,531	$415,062

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts, unaudited)

	For the Three Months Ended March 31,
	2025	2024
Revenues
Managed property revenue	$6,545	$5,501
Base rental income	1,459	1,643
Percentage rental income	231	1,683
Total revenues	8,235	8,827

Operating expenses
Property taxes	1,872	1,904
Property operating expense	1,899	1,521
Depreciation and amortization	2,081	2,093
General and administrative	1,908	3,017
Professional fees	461	689
Impairment	—	157
Total expenses	8,221	9,381

Other
Interest expense, net	(4,636)	(2,979)
Loss on sale of real estate	—	(42)
Other expense, net	(82)	(68)
Change in fair value of Earn-Out liability	370	654
Total other expense	(4,348)	(2,435)

Net loss	(4,334)	(2,989)
Net loss attributable to non-controlling interest	(444)	(891)
Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(3,890)	$(2,098)

Preferred stock distributions declared - Series A	(28)	(37)
Preferred stock distributions declared - Series 1	(241)	(491)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(4,159)	$(2,626)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders - basic and diluted	$(0.10)	$(0.09)
Weighted average common shares outstanding, basic and diluted	40,523,710	28,237,352

Discussion and Reconciliation of Non-GAAP Measures

Net Operating Income

Net Operating Income (“NOI”) is presented as a supplemental measure of our performance. The Company believes that NOI provides useful information to investors regarding our results of operations, as it highlights operating trends such as pricing and demand for our portfolio at the property level as opposed to the corporate level. NOI is calculated as total revenues less property operating expenses and property taxes. The Company uses NOI internally in evaluating property performance, measuring property operating trends, and valuing properties in our portfolio. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other real estate companies. NOI should not be viewed as an alternative measure of financial performance as it does not reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income and expenses, or the level of capital expenditures necessary to maintain the operating performance of the Company’s properties that could materially impact results from operations.

Adjusted EBITDA

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) reflects net income (loss) excluding the impact of the following items: interest expense, depreciation and amortization, and the provision for income taxes, for all periods presented. Adjusted EBITDA also excludes certain recurring and non-recurring items including, but not limited to stock based compensation expense, non-cash changes in fair value of the Earn-Out Liability, gains or losses from disposition of real estate assets, impairment write-downs of depreciable property, and Other Income, Net.

The use of Adjusted EBITDA facilitates comparison with results from other companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA also excludes depreciation and amortization expense because differences in types, use, and costs of assets can result in considerable variability in depreciation and amortization expense among companies. The Company excludes stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted. The Company uses Adjusted EBITDA as a measure of operating performance which allows for comparison of earnings and evaluation of debt leverage and fixed cost coverage. Adjusted EBITDA should be considered along with, but not as an alternative to, net income (loss), cash flow from operations or any other operating GAAP measure.

Forward-Looking Basis

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, external growth factors and balance sheet items, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The following table presents NOI as well as a reconciliation of NOI to Net Loss, the most directly comparable financial measure under GAAP reported in our consolidated financial statements, for the three months ended March 31, 2025 and 2024 (in thousands):

	For the Three Months Ended March 31,
	2025	2024	%
Revenues
Managed property revenue	$6,545	$5,501
Base rental income	1,459	1,643
Percentage rental income	231	1,683
Total revenues	8,235	8,827	(6.7)%
Operating expenses
Property taxes	1,872	1,904
Property operating expense	1,899	1,521
Net Operating Income	$4,464	$5,402	(17.4)%

Reconciliation
Net loss	(4,334)	(2,989)
Loss on sale of real estate	—	42
Other expense, net	82	68
Change in fair value of Earn-Out liability	(370)	(654)
Interest expense, net	4,636	2,979
Depreciation and amortization	2,081	2,093
General and administrative	1,908	3,017
Professional fees	461	689
Impairment	—	157
Net Operating Income	$4,464	$5,402

The following table presents the calculation of Adjusted EBITDA for the three months ended March 31, 2025 and 2024 (in thousands):

	For the Three Month Ended March 31,
	2025	2024

Reconciliation of Net Loss to Adjusted EBITDA Attributable to the Company
Net loss	$(4,334)	$(2,989)
Interest expense, net	4,636	2,979
Depreciation and amortization	2,081	2,093
Impairment	—	157
Change in the fair value of Earn-Out liability	(370)	(654)
Other expense, net	82	68
Loss on sale of real estate	—	42
Equity based compensation	654	1,799
Adjusted EBITDA Attributable to the Company	$2,749	$3,495

Same location RevPAS

Revenue Per Available Stall (“RevPAS”) is used to evaluate parking operations and performance. RevPAS is defined as average monthly Parking Revenue (Parking Revenue less related Sales Tax and Credit Card Fees) divided by the parking stalls in the locations the Parking Revenue was earned. Parking Revenue does not include Billboard or Commercial Rent, or revenue from locations that are under Lease Agreements. Parking Revenue is a meaningful component of revenue that is used to judge the performance of locations and the ability to manage each location. The Company believes RevPAS is a meaningful indicator of our performance because it measures the period-over-period change in revenues for comparable locations. Parking Revenue should not be viewed as an alternative measure of the Company’s financial performance as it does not reflect all components of revenue for the Company, which may be material.

Same location RevPAS represents Parking Revenue at our assets under management agreements prior to the second quarter of 2024 with the exception of two assets where the Company does not have sufficient data to calculate RevPAS for all periods presented. The Company believes same location RevPAS is a key performance measure that allows for review of fluctuations in revenue without the impact of portfolio transaction or changes in revenue structure.

In 2024, same location RevPAS represents Parking Revenue per stall at the managed locations. For years prior to 2024, same location RevPAS represents Parking Revenue at the locations as reported by operators. This does not represent Rent earned by the Company, as the locations were under lease agreements where Rent earned by the Company did not equal revenue received by the operators at the locations.

Net Asset Value

The following table provides a breakdown of the major components of our total Net Asset Value attributable to the Company’s common stock, which were initially disclosed by the Company as of June 30, 2024, and will be updated from time to time:

Estimated Value
Investments in real estate(a,b)	$546,130
Cash and restricted cash	13,314
Other assets	7,647
Total assets	567,091
Notes payable and revolving credit facility, net (at fair value)(b)	179,601
Accrued preferred distributions	9,864
Other liabilities(c)	11,758
Total liabilities	201,223
Preferred stock	33,782
Total estimated net asset value	$332,086
Fully diluted shares outstanding(d)	45,820,367
Net asset value per fully diluted share	$7.25

a)	Estimated value was based on implied cap rate of 4.0% applied to TTM NOI for properties owned as of June 30, 2024.
b)	Adjusted for noncontrolling interest related to certain properties.
c)	Excludes certain liability classified equity instruments not expected to be settled in cash.
d)	Includes all outstanding operating partnership units and excludes out-of-the-money equity instruments.

As with any valuation method, the methods used to determine our internally-prepared NAV per share were based upon a number of assumptions, estimates, forecasts and judgments that over time may prove to be incorrect, incomplete or may change materially. There are no rules or regulations that require us to calculate NAV in a certain manner. As a result, other public companies may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure. The estimated value of the Company’s assets and liabilities is as of a specific date and such value is expected to fluctuate over time in response to future events, including, but not limited to, changes to commercial real estate values, changes in market interest rates for real estate debt, changes in capitalization rates, changes in laws or regulations, demographic changes, returns on competing investments, local and national economic factors, among other factors. Further, estimated NAV per share, if viewed in isolation, could create a misleading or incomplete view of the current value of the shares of the Company’s common stock. Our NAV is not a representation, warranty or guarantee that we would fully realize our NAV upon a sale of our assets or with respect to the trading price of our shares of common stock. Investors are advised to carefully review the Company’s disclosures filed with the SEC in evaluating the Company or making any investment decision related thereto.